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Exhibit 8

               TAX OPINION OF FLIPPIN, DENSMORE, MORSE & JESSEE
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                [Flippin, Densmore, Morse & Jessee Letterhead][




                                April ___, 2000


Salem Community Bankshares, Inc. and
Salem Bank and Trust, National Association
220 East Main Street
Salem, Virginia 24153

         Reorganization of Salem Bank and Trust, National Association
                   into a One-Bank Holding Company Structure
                   -----------------------------------------

Gentlemen:

     You have requested our opinion as to certain federal income tax consequences with respect to the consummation of the proposed share exchange between Salem Bank and Trust, National Association, a national banking corporation (the "Bank") and Salem Community Bankshares, Inc., a proposed bank-holding company organized under the laws of Virginia (the "Holding Company"), pursuant to the terms and conditions of the Plan and Agreement of Share Exchange, dated as of June 17, 1999 (the "Agreement").

                              I.  The Transaction
                                  ---------------

Pursuant to the Agreement and subject to various regulatory approvals, the Bank will become a subsidiary of the Holding Company in accordance with the provisions of Virginia law and the National Banking Act and regulations promulgated thereunder with the effect provided therein (the "Reorganization"). As a result of the Reorganization, the Bank will be a wholly-owned subsidiary of the Holding Company and will conduct its business in substantially the same manner as before the Reorganization.

     At the effective date of the Reorganization, each outstanding share of common stock of the Bank ("Bank Stock") will be exchanged for and converted into one share of common stock of the Holding Company ("Holding Company Stock").

                               II.   Examination
                                     -----------

     In connection with the preparation of this opinion, we have examined such documents concerning the Reorganization as we have deemed necessary. We have based our conclusions on the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated pursuant thereto, each as amended from time to time and existing on the date hereof, as well as existing judicial and administrative interpretations thereof.

     As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement and in the Proxy Statement of the Bank, dated as of April ___, 2000, furnished
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to the stockholders of the Bank in connection with the solicitation of proxies to be used at the stockholders' meeting called to approve the Agreement, as well as the representations recited in Section III below.

                       III.   Additional Representations
                              --------------------------

     In connection with the proposed Reorganization, the following additional representations have been made:

     A. The fair market value of Holding Company Stock to be received by the Bank's stockholders will be approximately equal to the fair market value of Bank Stock surrendered in exchange therefor.

     B. To the best knowledge of the management of the Bank, there is no plan or intention on the part of the Bank's stockholders to sell or otherwise dispose of Holding Company Stock to be received by them in the Reorganization that will reduce their holdings thereof to a number of shares having in the aggregate a fair market value of less than 50 percent of the fair market value of all the Bank Stock held by Bank stockholders on the effective date of the Reorganization.

     C. The Holding Company has no plan or intention to reacquire any Holding Company stock issued in the reorganization.

     D. There is no plan or intention to sell or otherwise dispose of any of the assets of the Bank except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code. The Bank has no plan or intention to issue additional shares of its capital stock that would result in the Holding Company ceasing to own 80 percent of the voting power of all of the Bank voting stock and 80 percent of each class of any of the Bank nonvoting stock, and the Holding Company has no plan to liquidate the Bank, to merge the Bank into another corporation, or to sell or otherwise dispose of any of the Bank Stock acquired in the Reorganization.

     E. Each party to the Reorganization will pay its own expenses, if any, incurred in connection with the Reorganization.

     F. After consummation of the Reorganization, the Bank will conduct its business operations in substantially the same manner as the Bank had done before the Reorganization, but as a wholly-owned subsidiary of the Holding Company.

     G. There is no intercorporate indebtedness existing between or among the Holding Company and the Bank that was issued, acquired, or will be settled at a discount. No debts or liabilities will be assumed in the Reorganization.

     H. No dividends or other distributions will be made with respect to any Bank Stock before the proposed Reorganization, except for regular, normal distributions.

     I. None of the shares of Holding Company Stock and no other property received by a shareholder-employee in exchange for Bank Stock pursuant to the Reorganization is compensation for services rendered. In addition, any compensation paid to any shareholder-employee will be for services
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actually rendered and bargained for at arm's length, or commensurate with a third party arm's length negotiation.

     J. No two parties to the Reorganization are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     K. The Bank is not under the jurisdiction of a court in a Title II or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     L. Any cash payments to the Bank stockholders who elect to dissent from the Reorganization pursuant to Article 15 of the Virginia Stock Corporation Act shall be paid by the Bank or funded from its assets and shall not be attributable directly or indirectly to the Holding Company.

     M. Upon the consummation of the Reorganization, the Bank will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire any Bank Stock.

                                 IV.   Opinion
                                       -------

     Based upon the foregoing, we are of the opinion that for federal income tax purposes:

     1. The Reorganization will constitute and qualify as a "reorganization" within the meaning of the Section 368(a)(1)(C) of the Code;

     2. No gain, loss or other income will be recognized by the Holding Company (pursuant to Section 1032 of the Code) or the Bank as a result of the Reorganization;

     3. Shareholders of the Bank who receive solely Holding Company Stock in exchange for their shares of Bank Stock will recognize no gain or loss as a result of the Reorganization, as provided in Section 354(a)(1) of the Code;

     4. A dissenting Bank stockholder who receives solely cash in exchange for his Bank Stock will be treated as receiving a distribution in redemption of his Bank Stock, subject to the provisions and limitations of Section 302(a) of the Code. Where, as a result of such distribution, a Bank stockholder no longer holds any shares of Holding Company Stock directly and, furthermore, is not deemed to own any such shares pursuant to the constructive ownership rules under Section 318 of the Code, the distribution will be treated as a complete termination of such stockholder's interest within the meaning of
          Section 302(b)(3) of the Code and will be treated as a distribution in full payment in exchange for the stockholder's shares pursuant to
          Section 302(a) of the Code;

     5. The tax basis of Holding Company Stock received by the stockholders of the Bank who exchange their Bank Stock solely for Holding Company stock will be the same as the tax basis of the Bank Stock surrendered and exchanged therefor, as provided in Section 358(a)(1) of the Code; and
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     6.   The holding period of the Holding Company Stock to be received by the stockholders of the Bank will include the period during which the Bank Stock surrendered in exchange therefor was held by such Bank stockholders, provided such Bank Stock was held as a capital asset on the date of the exchange.

     This opinion is based upon the provisions of the Code, as interpreted by regulations, administrative rulings and case law in effect on the date hereof. This opinion is made in connection with the Reorganization and is solely for the benefit of the Holding Company, the Bank and the Bank's stockholders. It may not be relied upon in any other manner or by any other person.


                               Very truly yours,


                               Flippin, Densmore, Morse
                               & Jessee, P.C.